EXHIBIT 10.1

January 23, 2006

Richard LaBarbera

1619 Orvieto Court

Pleasonton, CA 94566

Re:	Offer for Employment

Dear Richard,

Kintera, Inc. is pleased to offer you the position of Chief Operating Officer reporting to Harry Gruber. Your position will be located at the Kintera office in San Diego at 9605 Scranton Road, Suite 200. Your anticipated start date will be February 20, 2006. This offer and your employment relationship are subject to the terms and conditions of this letter.

If you decide to join us, your base salary will be $300,000 per year, less applicable withholdings, paid in accordance with Kintera, Inc.’s normal payroll practices. This position is an Exempt position.

In addition, you will be eligible for an annual performance based bonus of up to 50% of your annual base salary based on objectives that will be set by the CEO.

You will be eligible for Health and Welfare benefits in accordance with Kintera, Inc.’s benefits plans. Kintera, Inc. reserves the right to modify or eliminate these benefits on a prospective basis at any time. A summary of benefits has been provided with this offer letter.

As an incentive to you accepting our offer of employment, Kintera will reimburse you (subject to the refund provision below) for documented costs and expenses actually incurred within the 12 month period following the date of this letter in connection with your relocation to San Diego for the following purposes (provided that in no event shall the aggregate of all such relocation reimbursements exceed $125,000):

•	up to 4% of the real estate commissions on the sale of your Pleasanton home;

•	up to 90 days, maximum, of temporary housing;

•	the shipping cost of household goods through an approved relocation service;

•	one (1) house-hunting trip from your home to San Diego for you and your spouse (up to 4 days in duration) including airfare, hotel, and rental car; and

•	hotel and mileage or one way airfare for you and your family on official day of move.

You hereby agree to refund Kintera (1) 100% of all payments that were made to you or on your behalf in connection with your relocation, should you resign during the twelve month period following your date of hire, or (2) 50% of all payments that were made to you or on your behalf in connection with your relocation, should you resign during the second twelve month period following for your date of hire.

9605 Scranton Road, Suite 200, San Diego, CA 92121 Phone (858) 795-3000 Fax (858) 795-3010 www.kintera.com

As an additional incentive, and subject to the Kintera, Inc. Board of Directors’ approval, Kintera, Inc. will grant you the right to purchase 325,000 shares of Kintera, Inc.’s Common Stock in accordance with Kintera, Inc.’s stock options plan. The Board of Directors will determine the exercise price of the options at the time the grant is approved. The grant will be subject to a four-year vesting schedule. Twenty-five percent (25%) of the options will vest on the first anniversary of your start date, and the balance of the options will vest on a daily basis for three years thereafter. Documents will be provided to you under separate cover.

You will also be able to participate in Kintera, Inc.’s Employee Stock Purchase Plan. Documents regarding the plan and eligibility will be provided separately.

If you accept our offer, your employment with Kintera, Inc. will be “at-will.” This means your employment is not for any specified period of time and can be terminated by you at any time for any reason. Likewise, Kintera, Inc. may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Kintera, Inc. reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and Kintera, Inc.’s CEO.

In the event of your termination without Cause (as such term is defined in Kintera’s Stock Option Agreement to its 2003 Equity Incentive Plan), whether following a Change of Control of Kintera, Inc. (as such term is defined in Kintera’s 2003 Equity Incentive Plan) or otherwise, notwithstanding your status as an at-will employee set forth above, you shall receive severance payments equal to one-half your annual base salary then in effect as well as reimbursement for the cost of your health and dental continuation premiums through COBRA for a period of up to six months. Notwithstanding any provision to the contrary, in no event will you be entitled to more than one severance payment under the terms of this paragraph.

This offer is contingent upon the following:

•	Signing Kintera, Inc.’s Employee Innovations and Proprietary Rights Assignment Agreement and Securities Trading Policy;

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States; an example of suitable documentation includes, but is not limited to, a U.S. passport or both a driver’s license and U.S. Social Security card.);

•	Verification of the information contained in your employment application, including satisfactory references; and

•	Agreement that you will be paid via direct deposit.

This letter constitutes the entire agreement between you and Kintera, Inc. relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and Kintera, Inc.’s CEO.

To indicate your acceptance of Kintera, Inc.’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to Brett Coin, Director, Talent Acquisition at fax number (858) 332-1881.

This offer is valid until the end of business on Monday, January 23.

We hope your employment with Kintera, Inc. will prove mutually rewarding, and we look forward to having you join us. On behalf of the entire organization, we are very pleased by the opportunity to have you join the Kintera, Inc. team, and we look forward to your contribution. If you have any questions, please contact Brett Coin, Director, Talent Acquisition (858) 357-5535.

Sincerely,

/s/ HARRY GRUBER
Harry Gruber Chief Executive Officer

* * * * * * * * * *

I have read this offer letter in its entirety and agree to the terms and conditions of employment described in these documents. I understand and agree that my employment with Kintera, Inc. is at-will.

Dated February 13, 2006	/s/ RICHARD LABARBERA
By: Richard LaBarbera